UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2007

ORTHOVITA, INC.

(Exact Name of Registrant Specified in Charter)

Pennsylvania	0-24517	23-2694857
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Great Valley Parkway Malvern, Pennsylvania	19355
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone, including area code: (610) 640-1775

Not applicable.

(Former Name and Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	On July 23, 2007, Joseph L. Harris resigned from the board of directors of Orthovita, Inc. (the “Registrant”). In addition, on July 24, 2007, Robert M. Levande and Russell B. Whitman resigned from the Registrant’s board of directors.

(d)	On July 27, 2007, the Registrant’s board of directors elected Paul Thomas and William Tidmore to fill vacancies in the board of directors resulting from the aforementioned resignations to serve as directors until the Registrant’s next annual meeting of shareholders and until their respective successors have been selected and qualified. Mr. Thomas has been named to serve on the compensation committee, and Mr. Tidmore has been named to serve on the audit committee, of the Registrant’s board of directors.

Mr. Thomas is chief executive officer of LifeCell Corporation, a publicly traded company that develops and markets innovative tissue repair products for use in reconstructive, orthopedic and urogynecologic surgical procedures. William Tidmore formerly was president and chairman of Depuy Acromed, and formerly was president of Depuy, acquired by Johnson and Johnson in 1999.

Messrs. Thomas and Tidmore will participate in the Registrant’s standard compensation arrangements for directors who are not employees of the Registrant, as disclosed in the Registrant’s proxy statement relating to its annual meeting of shareholders in 2007, filed with the Securities and Exchange Commission on April 30, 2007.

In accordance with the Registrant’s standard compensation arrangements for non-employee directors, each of Messrs. Thomas and Tidmore will receive an initial grant of stock options to purchase 25,000 shares of common stock with an exercise price equal to the last reported sale price of the common stock on July 27, 2007, which is the date on which the stock options are granted. These options are fully vested upon grant and expire 10 years after the date of grant. In addition, each year, on the date of the Registrant’s annual meeting of shareholders, along with the other non-employee directors, each of Messrs. Thomas and Tidmore will be entitled to receive stock options to purchase 10,000 shares of common stock with an exercise price equal to the last reported sale price of the common stock on date of the meeting. These options will vest as to 50% of the underlying shares on the grant date and as to 25% of the underlying shares on each of the two successive years. Like the other non-employee directors, each of Messrs. Thomas and Tidmore also will paid on the date of each annual meeting of shareholders annual remuneration in the amount of $15,000, paid in the form of restricted stock, valued on the basis of the last sale price of the common stock on the date of the meeting. These shares vest generally on the fifth anniversary of their grant or earlier upon a change in control of the Registrant or when the director no longer serves on the board of directors. The Registrant also pays cash compensation to non-employee directors, including Messrs. Thomas and Tidmore, in the amount of $13,000 for 2007. The Registrant also will pay annual retainers to Mr. Thomas in the amount of $1,500 for service on the compensation committee, and to Mr. Tidmore in the amount of $3,000 for service on the audit committee, of the board of directors. For in-person attendance of meetings during 2007, the Registrant pays directors $1,500, compensation committee members $1,500 and audit committee members $2,000. Board and committee chairpersons receive remuneration in addition to the amount to which Messrs. Thomas and Tidmore are entitled.

In accordance with the Registrant’s standard arrangements with non-employee directors, the Registrant will enter into indemnification agreements with each of Messrs. Thomas and Tidmore. The form of indemnification agreement has previously been filed as an Exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 and is incorporated herein by reference.

There are no transactions or proposed transactions between the Registrant and either of Messrs. Thomas or Tidmore that would require disclosure pursuant to Item 404(a) of Regulation S-K of the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORTHOVITA, INC.

By:	/s/ Albert J. Pavucek, Jr.
Albert J. Pavucek, Jr.
Chief Financial Officer

Dated: July 27, 2007